Exhibit 4.12

PURCHASE AGREEMENT

Dated December 14, 2006

        The parties to this agreement are

    (1)        BluePhoenix Solutions Ltd., a company incorporated under the laws of Israel (the “Purchaser”), of 8 Maskit St., Herzlia 46120, Israel, and BluePhoenix Solutions UK Ltd., a company incorporated under the laws of the United Kingdom, of Regus House, Suite 202 Highbridge, Oxford Road Uxbridge, Middlesex UB8 1 HR UK, on the one hand; and

    (2)        Codestream Software Ltd., a company incorporated in England and Wales (registered number 03134704 whose registered office is at 5TH FLOOR EXCHANGE HOUSE 446 MIDSUMMER BOULEVARD MILTON KEYNES BUCKINGHAMSHIRE MK9 2EA UK (the “Company”); and

    (3)        Pine Street Investments II, a partnership formed under the laws of Colorado, US (“Pine Street Investments II”) ;

    (4)        Henry W Vandeveer, an individual. Bearer of US ID No. 215912392, with address at 921 5th Street, Boulder, CO 80302 Colorado, US (“HW Vandeveer”)

    (5)        David Brunel, bearer of US ID No. 215797397 with address at 517 Pine Street, Boulder, CO 80302.

In this agreement each of Pine Street Investments II and HW Vandeveer are known as “Shareholder” or “Indemnifying Shareholder”, and collectively as the “Shareholders” or the “Indemnifying Shareholders”.

        The Purchaser wishes to purchase from the Company rights to certain activities and business which is of going concern including intellectual property, and certain assets, all as set forth herein, and the Company wishes to sell to the Purchaser such business. Terms defined in this Agreement are as defined in clause 15 unless otherwise indicated.

        Accordingly, the parties agree as follows:

1. Purchased Business.

1.1 At the First Closing, the Company shall in accordance with the terms of this Agreement sell, assign and transfer to the Purchaser:

    (a)        all Company’s rights, interests and corresponding obligations in connection with the agreements, assets, rights (whether tangible or not tangible), set forth in Chapter A of Exhibit 1 attached hereto. The agreements assigned to Purchaser hereunder listed in such chapter A are hereby referred to as the “Contracts”; and

    (b)        any and all rights, title and interest in the Developments (as defined herein) and the Company Intellectual Property (as such term is defined in clause 15.1 and clause 6 below). Upon signing of this agreement, the Company hereby assigns to the Purchaser with full title guarantee all legal and beneficial right, title and interest existing now or in the future in or relating to the Company Intellectual Property including all patents, patent rights, copyrights, trade secret rights, trademark rights and all other Intellectual Property and all rights arising in connection with the Developments throughout the world absolutely to the fullest extent permitted by law.

        Portions of the Purchased Business are owned by, or under the control of, the Company’s wholly owned subsidiary, Codestream, Inc. Accordingly, the Company hereby undetakes to effect the transfer, assignment and novation of such portions of the Purchased Business, as the case may be, to the Purchaser, and shall be liable for such portions of the Purchased Business as set forth herein regardless of such portions being owned by Codestream Inc. and shall perform or procure that Codestream perfoms, all it’s obligations under this Agreement that related or arise out of any parts of the Purchased Busines which are ownd by or under the control of Codesstream Inc. Purcahaser shall owe no obligations under this agreement to Codestream Inc. and the performance of its obligations to the Company, including without limitation, any payment required under this agreement towards the Company, shall constitute a complete discharge of its obligations hereunder.

(the purchased assets described above in this clause under subsections (a) and (b) collectively are referred to in this Agreement as the “Purchased Business”).

    1.2        Effective Date of Purchase. The effective date of purchase of the Purchased Business is December 1, 2006 (the “Effective Date”). The Purchaser shall have no liability nor obligation for any and all manner of actions, cause and causes of actions, suits, proceedings, debts, dues, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, damages, punitive damages, claims for damages, claims for intentional and/or unintentional torts, judgments, extents, executions, claims for compensation, costs and expenses, attorneys’ fees, costs and expenses of suits and any and all claims, demands and liabilities whatsoever of every kind and nature including, without limitation, any liabilities, whether known or unknown, suspected or unsuspected, accrued or unaccrued, direct or indirect, derivative or otherwise, now existing or which may develop in the future, in law, equity or otherwise, in connection with, arising from, or related to the Purchased Business, prior to the effective date (a “Claim”), including, without limitation, Claims that the Company or any of the Shareholders became knowledgeable of, or that occurred or initiated prior to the Effective Date and future Claims that are related to or based on events or omissions that occurred prior to the Effective Date. Without restricting the rights of the Purchaser or its ability to claim damages on any basis (but subject to the terms of 12.4 and other terms herein relating to indemnities herein), the Company and the Indemnifying Shareholders undertake jointly and severally to indemnify the Purchaser in respect of all liabilities, losses, charges, costs, claims, or demands as a consequence, whether direct or indirect, of or by reference to a Claim except as otherwise may be agreed in writing between the Company and the Purchaser. Exhibit 2 attached to this agreement sets forth the net value of the Contracts. Such Exhibit was prepared by the Company and Purchaser based on the Company’s estimates of cost of work in process and collection expectations.

1.3 Excluded Business.

    1.3.1       General. Without derogating from the generality of the forgoing, the Company is neither selling nor transferring to the Purchaser, and the Purchaser is not purchasing from the Company, the assets, obligations, agreements and other items set forth in Chapter B of Exhibit 1attached hereto (“Excluded Business”).

    1.3.2       CodeStream Workbench. Notwithstanding any provision to the contrary provided herein or elsewhere, Purchaser shall be entitled to notify the Company of its election to exclude from, or to include in, the Purchased Business the items listed under “CodeStream Workbench”in Chapter C of Exhibit 1 (all the assets and liabilities listed in the mentioned paragraph are hereby referred to as “CodeStream Workbench”). Such notice may be submitted by the Purchaser not later than 30 days following the date of the First Closing, after the Company has allowed Purchaser’s representatives to perform a technological, legal, financial and business due diligence check. In the event that Purchaser elects to include CodeStream Workbench in the Purchased Business, it shall be considered as part of the Purchased Business from the date of the First Closing; in the event that Purchaser elects to exclude CodeStream Workbench from the Purchased Business, it shall be considered as excluded business listed under Chapter B of Exhibit 1 effective from the date of the First Closing. Upon the end of the 30 day period, regardless of the Purchaser’s decision to include Codestream Workbench in the Purchased Business or not, the Purchaser shall pay the costs of continuing development, in any event not to exceed £15,000 but not be further responsible for any additional costs or liabities associated with the CodeStream Workbench. If the Purchaser decides to include CodeStream Workbench in the Purchased Business, it shall be responsible for all costs associated with the CodeStream Workbench from the First Closing which will be disclosed to the Purchaser in writing. It is hereby clarified, that in no event is Purchaser obligated to pay any additional consideration regarding the foregoing and regarding Codestream Workbench, regardless of the inclusion or exclusion of CodeStream Workbench.

Whether Codestream WorkBench is excluded from, or included in, the Purchased Buisness, by signing this agreement, the Company assign all Intellectual Property in such source code to the Company, and the source code of Codestream WorkBench shall be transferred to BluePhoenix (for no additional consideration). The Company and Indemnifying Shareholders make no warranty nor give any indemnity relating to the Intellectual Property relating to Codestream WorkBench. The Purchaser shall be given the source code, design documents, and all other relevant materials of the software relating to Codestream Workbench.

    1.3.3       Keane, Inc. Agreement. It is hereby specifically and expressly agreed for the avoidance of doubt that the agreement between the Company’s US subsidiary company (Codestream, Inc.) and Keane, Inc., any direct or indirect relationship with SuperValu, Inc., and any related rights or obligations, are not transferred or assigned to the Purchaser, and the Purchaser shall have no rights or obligations with respect thereto, notwithstanding any other provision to the contrary herein.

    1.4        Un-Disclosed Items. (a) In the event that an obligation was not disclosed in Exhibit 1 (“Non-disclosed Obligation”), the Purchaser shall have no obligation with respect to such Non-disclosed Obligation; (b) In the event that the Company or any of the Shareholders has failed to include certain agreement, asset or any other item in Exhibit 1 (“Non-Disclosed Item”), such item will still be considered to be assigned to the Purchaser. Notwithstanding the foregoing, if the Purchaser determines in good faith that such Non-Disclosed Item imposes on the Purchaser a material liability, Purchaser shall have the right to reject such assignment, by a written notice delivered to the Company not later than thirty (30) days from the date on which Purchaser became aware of such Non-Disclosed Item, and in such case, Purchaser shall have no rights or obligations with respect to such rejected item. Without restricting the rights of the Purchaser or its ability to claim damages on any basis, each of the Purchaser and Indemnifying Shareholders undertakes to indemnity the Purchaser in respect of all liabilities, losses, charges, costs, claims, or demands as a consequence, whether direct or indirect, of or by reference to any Non-disclosed Obligation. The foregoing does not derogate from Purchaser’s right to any other remedies available to it by law or under this agreement, for misrepresentations or breach of warranty made under this agreement or breach of this agreement by the Company or any of the Shareholders.

    1.5        Assignment of Purchased Business. Each of the Company and the Indemnifying Shareholders shall use their best efforts to effect the assignment and transfer of the Purchased Business to the Purchaser or any of the Purchaser subsidiaries, as instructed by the Purchaser. The Purchaser shall cooperate with the Company and Shareholders for this purpose, and shall bear reasonable administrative expenses in connection with the assignment of the Purchased Business.

    1.5.1        Without prejudice to its rights and remedies under this agreement the Purchaser shall direct the relevant Assigned Employees having the knowledge of the Purchased Business to seek to effect such novations, assignments and transfers, as set forth in this Section 1.5, and the Company and the Shareholders shall use their best effort to support all such efforts. The Purchaser shall not charge the Company for administrative costs so incurred.

    1.5.2        The Company shall with effect from First Closing, assign to the Purchaser the benefit (including without limitation all accrued as well as current and future benefits) of all the Contracts which are without the approval, consent or agreement of a third party capable of assignment. This Agreement shall, with effect from First Closing, constitute an assignment of the benefit of all such Contracts. The Purchaser undertakes to the Company that, with effect from First Closing, it will perform the outstanding obligations and liabilities under the Contracts to the extent that they arise in respect of the carrying on of the Business by the Purchaser.

    1.5.3        The Company shall, at its own expense (except it shall not be charged for the administrative services of the Assigned Employees in such regard), use all reasonable endeavours to procure that on or as soon as possible after First Closing each relevant third party enters into a novation agreement in a form satisfactory to the Purchaser in respect of each Contract, with the intent that the Purchaser shall perform the Contract and be bound by it from whichever is the later of First Closing and the date of such novation agreement as if the Purchaser were a party to it in place of the Company.

    1.5.4        If due to no fault on part of the Company, a novation agreement is not entered into in respect of a Novated Contract, the Purchaser may at any time after the First Closing at its sole discretion by notice in writing elect to exclude that Contract from novation under this Agreement.

If the Purchaser makes an election under this Clause 1.5.4 (and provided that notice to the Company is provided promptly):

(a) the Company shall perform all its obligations under such Contract;

    (b)        the Company shall indemnify the Purchaser against any liabilities, losses, charges, costs, claims or demands whatsoever arising from the exclusion from the sale under this Agreement of that Contract including loss of revenues expected to be received as set forth in Exhibit 2, (but excluding any other losses of future revenue that are not specified in Exhibit 2); and

    (c)        (i) in connection with any such agreement by which Purchaser is to provide services, license or other items for consideration: the Purchaser shall make available to the Company personnel, to the extent available, on an hourly basis in accordance with project budget presented by the Company and approved by Purchaser, in order for the Company to perform its obligations under such Contracts. Purchaser shall be entitled to all payments payable for such performance and to direct the exercise of all the Company’s rights under such Contracts. The Company shall issue invoices to such customers in accordance with Purchaser’s instructions. The Company shall inform Purchaser immediately upon receipt of payment from such customers and shall remit the payments immediately after they are received to the Purchaser. For purpose of performing under such agreements, the Purchaser shall assign former employees of the Company or its own personnel, as Purchaser deems fit. In the event that the Company fails to perform any of its obligations under such Contract, Purchaser may, at its sole discretion, without derogating from any other remedies available to the Purchaser, exclude such contract from this agreement and shall be immediately released from the foregoing obligations.

    (ii)        in connection with any such agreement by which Purchaser is to purchase services or rights for consideration: The Purchaser shall have the right, at its sole discretion, to exclude these Contracts from this Agreement, by a written notice to the Company. The Purchaser shall have no further obligations under this Agreement in relation to that Contract.

    1.5.5        Subject always to clause 12.4 (including the period limitation set forth in clause 12.4.4), the Company and Indemnifying Shareholders shall jointly and severally indemnify the Purchaser against all liabilities, losses, charges, costs, claims or demands brought or made against or incurred by the Purchaser arising from:

(a) any failure by the Company to procure that any third party enters into a novation agreement in accordance with Clause 1.5.3; or

(b) any breach of any Contract caused by the Company’s breach of this Agreement.

1.5.6 During the period commencing on the First Closing and until a Novation Agreement is signed:

    (a)        In connection with any such agreement by which Purchaser is to provide services, license or other items for consideration: The Purchaser shall perform Company’s obligations under such Contracts, and shall be entitled to all payments payable for such performance and to direct the exercise of all Company’s rights under such agreements. The Company shall issue invoices to such customers in accordance with Purchaser’s instructions. The Company shall inform Purchaser immediately upon receipt of payment from such customers and shall remit the payments immediately after they are received to the Purchaser. For purpose of performing under such agreements, the Purchaser shall assign former employees of the Company or its own personnel, as Purchaser deems fit. The parties shall cooperate in order to perform such agreements in an efficient and professional manner.

    (b)        In connection with any such agreement by which Purchaser is to purchase services or rights for consideration: The Purchaser shall perform Company’s payment obligations under such Contracts, and shall assume all Company’s rights under such agreements. The Company shall issue invoices to the Purchaser for each such payment made by Purchaser.

1.5.7 (A) In respect of the period from First Closing and until a Contract is novated in accordance with Clause 1.5.3; or

(B) if a Contract is excluded from this assignment under this agreement in accordance with Clause 1.5.4;

the Company shall act in accordance with Clause 1.5.6 and shall hold the benefit of that Contract on trust for the Purchaser and will:

(i) account to the Purchaser immediately for any money or other benefits received in relation to it;

(ii) not without the Purchaser’s prior written consent exercise any rights, take any action, make any compromise, amendment, release, waiver or settlement of or in relation to it; and

(iii) if and when directed by the Purchaser take such steps (including legal action) as the Purchaser may reasonably require to enforce its rights under that Contract.

1.5.8 In respect of the period from First Closing and until a Contract:

(a) is novated in accordance with Clause 1.5.3 ; or

(b) if a Contract is excluded from assignment under this agreement in accordance with Clause 1.5.4;

the Purchaser shall act (to the extent that sub-contracting or agency is permissible and lawful under the Contract), as the Company’s sub-contractor or agent, perform all the obligations of the Company under that Contract which then fall due to be discharged. To the extent that such sub-contracting or agency is not permissible and lawful, the Company shall act (at the Purchaser’s expense) under the direction of the Purchaser in all matters relating to the performance of that Contract pursuant to an agreed upon project plan for so long as the Company is required and authorised to do so by the Purchaser.

    1.5.9        The Company shall continue to be responsible for and shall promptly discharge all debts, liabilities and obligations in respect of the Purchased Business existing at First Closing not assumed by the Purchaser under the express provisions of this Agreement (even if assumed by the Purchaser by operation of law) including, without limitation, the creditors and shall indemnify the Purchaser against all liabilities, losses, charges, costs, claims, or demands in respect of all such debts, liabilities and obligations (subject to clause 12.4), provided that nothing in this clause shall prevent the Company from, in the ordinary course of business, negotiating in good faith and seeking legitimate adjustments from creditors and otherwise minimising such liabilities.

    1.5.10        If there is any breach or delay by the Company in the performance of any of its obligations under or in connection with Clause 1.5.11, the Purchaser shall at its sole discretion be entitled, to undertake, on behalf of the Company, whatever is reasonably required to satisfy or discharge any such liability. The Company will indemnify the Purchaser from and against all liabilities, losses, charges, costs, claims or demands which the Purchaser may reasonably suffer or incur as a result, subject to clause 12.4.

    1.5.11        During the Escrow Period (as defined herein below) and unless otherwise agreed between the Company and the Purchaser in writing that such date shall be earlier, the Company and the Shareholders shall not commence or attempt to commence any procedures or process for the liquidation or winding up administration or receivership of the Company or similar proceedings, whether voluntary or compulsory, or make arrangements with or for the benefit of the Company’s creditors or similar arrangements, and shall not make any act or omission that may cause such proceedings against the Company. The Company and Shareholders undertake to perform all the Company’s obligations towards such third parties and use their best efforts to ensure such third parties’ satisfaction of the Company’s performance and act in a workmanlike and professional manner in order to ensure the continuance of business of such customers with the Purchaser in the future.

    1.5.12        If one Party receives any monies after First Closing which belong to the other Party, the recipient shall (subject to any provisions to the contrary contained in this agreement) hold them on trust for and account to that other Party for them within five Business Days of receipt.

    1.5.13        Purchaser acknowledges the Company has statutory obligations (reporting and the like) associated with the period before First Closing and that Purchaser may have possession of past records and employ personnel that may be necessary for the Company to access in order to fulfill such requirements. Purchaser hereby consents to provide such access to records and personnel in order to enable and facilitate such obligations, subject to coordination with Purchaser reasonably in advance and provided that consummation of such employees’ time and efforts shall not interrupt their work for the Purchaser.

    2.        Consideration.

    2.1        In consideration of the Company’s and Shareholders’ obligations and covenants hereunder, (i) the Purchaser shall pay the Company at the First Closing, £5,050,000 (five million and fifty thousand pounds), such amount is apportioned to the Purchased Business excluding only the Assets; (ii) BluePhoenix Solutions UK Ltd. shall pay the Company at the First Closing £150,000 (one hundred fifty thousand pounds), such amount is apportioned to the Assets, both amounts by wire transfer of immediately available funds, to be remitted to the Company’s bank account at National Westminster Bank Plc, Milton Kenyes Branch, 501 Silbury Boulevard, Saxon Gate East, Milton Kenyes MK9 3ER, Account Number 82117004, except for the Escrow Amount which is deducted from the amount mentioned under roman number (i) hereof (to be deposited in the Escrow Account, all as more fully set forth in the Escrow Agreement). The amount apportioned to the Assets shall be paid together with VAT, against an invoice duly issued by the Company to BluePhoenix Solutions UK Ltd.

    2.2        At the First Closing the Purchaser and the Company shall enter into the Escrow Agreement and shall each pay £200,000 (totalling £400,000) into the Escrow Account in accordance with the terms of the Escrow Agreement.

    2.3        In the event that the Purchaser and the Company determine that as of the Release Date the actual net cash value of the Contracts (computed based on the same practice used for preparing Exhibit 2) is greater than the net value set forth in Exhibit 2, then, within 15 days from the Release Date, Purchaser shall remit to the Company the surplus amount. In the event that the Purchaser and the Company determines that as of the Release Date the actual net cash value of the Contracts (computed based on the same practice used for preparing Exhibit 2) is less than the net value set forth in Exhibit 2, then, upon the Release Date, the Company shall remit to Purchaser the deficient amount. In such event, such amount shall be deducted from the monies transferred to the Company on the Release Date pursuant to the Escrow Agreement. Without prejudice to Purchaser’s rights and remedies under this agreement, in the event of a dispute with a customer, as a result of which a deduction could be made from the Escrow Amount under the Escrow Agreement, Purchaser will allow the Company to be involved in good faith in the negotiation with such customer in connection with such dispute for purpose of resolving such dispute amicably and allowing the ongoing business relationship of Purchaser with such customer.

        The parties shall appoint an expert in accordance with this paragraph (“Expert”) to resolve any dispute arising in relation to the calculation of the actual net cash value. The parties shall agree on the appointment of an independent Expert. If the parties are unable to agree on an Expert within seven days of either party serving details of a suggested expert on the other, either Party shall then be entitled to request the President for the time being the Institute of Chartered Accountants in England and Wales to appoint an independent chartered accountant as Expert. The Expert is required to prepare a written decision and give notice (including a copy) of the decision to the parties within a maximum of twenty one days of the matter being referred to the Expert. If the Expert dies or becomes unwilling or incapable of acting, or does not deliver the decision within the time required by this paragraph then:

    (a)        either Party may apply to the then current President of the Institute of Chartered Accountants in England and Wales to discharge the Expert and to appoint a replacement Expert with the required expertise; and

(b) this paragraph applies in relation to the new Expert as if he were the first Expert appointed.

        The parties are entitled to make submissions to the Expert and shall provide (or procure that others provide) the Expert with such assistance and documents as the Expert reasonably requires for the purpose of reaching a decision. To the extent not provided for by this paragraph, the Expert may in his reasonable discretion determine such other procedures to assist with the conduct of the determination as he considers just or appropriate, including (to the extent he considers necessary) instructing professional advisers to assist him in reaching his determination. All matters under this paragraph shall be conducted, and the Expert’s decision shall be written, in the English language. Each Party shall with reasonable promptness supply each other with all information and give each other access to all documentation and personnel as any other Party reasonably requires to make a submission under this paragraph. The Expert shall act as an expert and not as an arbitrator. The Expert shall determine the actual net cash value which may include any issue involving the interpretation of any provision of this agreement, his jurisdiction to determine the matters and issues referred to him or his terms of reference. The Expert’s written decision on the matters referred to him shall be final and binding in the absence of manifest error or fraud. Each Party shall bear its own costs in relation to the reference to the Expert. The Expert’s fees and any costs properly incurred by him in arriving at his determination (including any fees and costs of any advisers appointed by the Expert) shall be borne by the parties equally or in such other proportions as the Expert shall direct.

    3.           Contingent Consideration. In addition to the consideration set forth in Section 2 above, and in further exchange for the Purchased Business, in the event that the terms and conditions set forth herein are fulfilled, the Purchaser shall issue to the Company convertible debentures (the “Debentures”), all under the terms and conditions set forth herein:

    3.1        In the event that the First Condition Precedent (as defined herein) occurs not later than December 14, 2008, the Purchaser shall issue to the Company or its Permitted Transferees, at the Second Closing (as hereinafter defined), a debenture in the form of Exhibit A with a principal amount of £2.9 million (two million and nine hundred thousand pounds), registered in the name of the Company (“Debenture A”) or its Permitted Transferees.

        “First Condition Precedent” means a Purchase Order, in the aggregate value of not less than £2.2 million (two million and two hundred thousand pounds) excluding value added tax, of which at least £1 million (one million pounds) are license fees payable for software products which qualify as the Company Licensed IP, and such payment is to be paid (whether collected or not) by the Purchaser from EDS (as defined herein below, but including also from DWP itself) under the terms of the purchase order within a period of 36 months from the Date of the First Closing. The Purchaser shall ensure that it acts in good faith in the ordinary course of business in relation to negotiation of such purchase order and that relating to the Second Condition Precedent and shall not deflect or refer any Purchase Order to or defer the consideration thereunder to bring it artificially under these limits to frustrate the payment herein.

    3.2        In the event that the First Condition Precedent occurred pursuant to the terms of section 3.1 above, and in addition, the Second Condition Precedent occurs not later than December 14, 2010, the Purchaser shall issue to the Company or its Permitted Transferees, at the Third Closing (as hereinafter defined), a debenture in the form of Exhibit B with a principal amount equal to £500,000 (five hundred thousands pounds), registered in the name of the Company or its Permitted Transferees.

        “Second Condition Precedent” means Purchase Order, in the aggregate value of not less than £800,000 (eight hundred thousands pounds) excluding value added tax, and such payment is fully collected by the Purchaser from EDS within a period of 36 months from the Date of the Second Closing.

        It is hereby clarified that purchase orders already attributed to the First Condition Precedent, shall not be counted for the Second Condition Precedent.

        For the purpose of this clause 3.2, a “Purchase Order” means a valid, legally binding, duly executed written order (or series of orders) submitted to the Purchaser (or any wholly owned subsidiary thereof, including without limitation BluePhoenix Solutions UK Ltd) by Electronic Data Systems Limited (“EDS”) or by its successor, for its customer, UK Department for Work and Pensions (“DWP”) or by DWP itself, by which such order(s) the Purchaser is to provide EDS (for DWP) license of products which qualify as the Company Licensed IP and/or related services and/or related maintenance.

        It is hereby clarified that the current purchase order to provide license, services or maintenance related to the purchase order issued by EDS dated November 25, 2006 for 44 CodeStream Data Warehouse Licenses IDMSX to RDBMS in the amount of £3,046,160 in license fees and additional fees for related maintenance and services (the “OTMI Project”), shall not be considered as fulfillment of the First Condition Precedent or the Second Condition Precedent.

        For the avoidance of doubt, it is hereby clarified, that the First Condition Precedent or the Second Condition Precedent shall not be considered fulfilled, unless the complete and full amount of the respective condition, as stated above, is ordered, and in connection with the Second Condition Precedent only, paid. It is further clarified that in the event the First Condition Precedent occurs, and the amount collected under such Purchase Order qualified for the purpose of the First Condition Precedent exceeds £2.2 million, then any such surplus amount collected by the Purchaser shall be credited to the Second Condition Precedent, provided that all other conditions of the Second Condition Precedent were fulfilled.

    4.        Closings.

    4.1        First Closing. The first closing (the “First Closing”) of the transactions contemplated by this agreement will take place at the offices of the Purchaser on December 14, 2006 (the “Date of First Closing”). At the First Closing, simultaneously with the execution and delivery of this agreement, unless otherwise indicated below or mutually agreed by the parties, the parties shall perform or procure performance of the following transactions and actions:

    (a)            The Company, shall present to the Purchaser a written consent by EDS to sign and execute an assignment agreement, in the form of Exhibit 4(a). Notwithstanding the forgoing, such consent may be presented by the Company after the First Closing but not later than twenty one (21) days following the First Closing;

    (b)            each of BluePhoenix Solutions USA, Inc. and Greg Schottland shall execute and deliver an employment agreement, noncompetition agreement, and trade secret agreement, effective as of the Effective Date, in the form of Exhibit 4(c) (“Executive Agreement”);

    (c)            the Company shall deliver to the Purchaser a copy (certified as correct by the Secretary of the Company) of a minute of the board of directors of the Company approving the transaction contemplated by this Agreement and authorising the signature, execution and First Closing (as appropriate), of this Agreement and any documents ancillary to it and a copy (certified as correct by the Secretary of the Company) of the resolution of the shareholders of the Company authorizing the execution and delivery of the transactions contemplated by this Agreement;

    (d)            the Company shall deliver (at their then current location) all the assets which are capable of transfer by delivery with the intent that legal and beneficial ownership of those assets shall pass on delivery;

    (e)            each of the Company and Purchaser shall deposit in the Escrow Account the amount to be deposited by the respective party as set forth under the Escrow Agreement. Notwithstanding the forgoing, the parties shall make such deposit within three (3) business days follwoing the date of the First Closing;

(f) the Company shall deliver to the Purchaser or such person as the Purchaser may nominate:

(i) duly executed assignments in the agreed form of all the Intellectual Property and all documents of title relating to the Intellectual Property;

(ii) the originals of any Contracts;

(iii) duly executed approvals, consents or agreements to the assignment or novation of the Contracts;

(iv) all documents of title and registration documents relating to the fixed plant, the loose plant and equipment, the leased assets;

(v) duly executed releases or certificates of non-crystallisation as required by the Purchaser in respect of all encumbrances over the assets;

(vi) such duly executed transfers and assignments as the Purchaser may require to vest in the Purchaser full title to and of the other assets and rights to be sold; and

(vii) Counterparts of the Escrow Agreement duly executed by the Company and the Company’s Representative.

(h) the Purchaser shall deliver to the Company counterparts of the Escrow Agreement duly executed by the Purchaser and the Purchaser’s Solicitors.

(i) the Company and the Purchaser shall deliver a notice in the agreed form to each of the counterparties to the Contracts and a notice in the agreed form to all of the Company’s Employees

(j) The Purchaser shall remit the consideration due at First Closing as provided under clause 2.1.

    4.2        Second Closing. The second closing (the “Second Closing”) shall take place at the offices of the Purchaser on the fourteenth business day following the satisfaction or waiver of the conditions set forth in this section 4.2.

(a) The obligation of the Purchaser to consummate the Second Closing is subject to the fulfillment or waiver by the Purchaser of the following conditions on the date of the Second Closing:

(i) on or before December 14, 2008, the First Precedent Condition was completed;

    (ii)            all the Company’s and Shareholders’ representations and warranties in this agreement were true and correct on the date of this agreement, and shall be true and correct in all material respects at the Second Closing as if made again at and as of that time save for any matter incorrect because of subsequent action by the Purchaser since First Closing;

    (iii)            the Company and the Shareholders shall have performed and carried out all the covenants and other provisions in this agreement, required to have been performed and carried out by it prior to the Second Closing (except that breach thereof which is not material breach shall not prevent the performance of the Second Closing);

    (iv)            there shall not be in effect any injunction or restraining order issued by a court of competent jurisdiction in any action or proceeding against the consummation of the transactions contemplated by this agreement; and

    (v)            the Company shall have delivered to the Purchaser a certificate of an executive officer or certificate signed by the Permitted Transferees or their officers, as the case maybe, confirming that the conditions specified in clauses (ii) through (v) above have been fulfilled.

(b) At the Second Closing, the Purchaser shall issue to the Company or its Permitted Transferees Debenture A.

    (c)            The obligations to consummate the Second Closing and the Third Closing may be terminated at any time prior to the Second Closing: (i) by a written agreement between the Company and the Purchaser; or (ii) by the Purchaser, if any condition specified in this section 4.2 shall not have been satisfied or waived in writing by the Purchaser on or before the date of the Second Closing.

    4.3        Third Closing. The third closing (the “Third Closing”) shall take place at the offices of the Purchaser on the fourteenth business day following the satisfaction or waiver of the conditions set forth in this section 4.3.

(a) The obligation of the Purchaser to consummate the Third Closing is subject to the fulfillment or waiver by the Purchaser of the following conditions on the date of the Third Closing:

(i) on or before December 14, 2010, the Second Condition Precedent was completed;

    (ii)            all the Company’s representations and warranties in this agreement were true and correct on the date of this agreement, the Company’s representations and warranties in this agreement shall be true and correct in all material respects at the Third Closing as if made again at and as of that time save for any matter incorrect because of subsequent action by the Purchaser since First Closing;

    (iii)            the Company and the Shareholders shall have performed and carried out all the covenants and other provisions in this agreement, required to have been performed and carried out by it prior to the Third Closing (except that breach thereof which is not material breach shall not prevent the performance of the Third Closing);

    (iv)            there shall not be in effect any injunction or restraining order issued by a court of competent jurisdiction in any action or proceeding against the consummation of the transactions contemplated by this agreement; and

    (v)            the Company shall have delivered to the Purchaser a certificate of an executive officer or certificate signed by the Permitted Transferees or their officers, as the case maybe, confirming that the conditions specified in clauses (ii) through (v) above have been fulfilled.

(b) At the Third Closing, the Purchaser shall issue to the Company or its Permitted Transferees the Second Debenture.

    (c)            The obligations to consummate the Third Closing may be terminated at any time prior to the Third Closing: (i) by a written agreement between the Company or its Permitted Transferees and the Purchaser; or (ii) by the Purchaser, if any condition specified in section 4.3 shall not have been satisfied or waived in writing by the Purchaser on or before December 14, 2010.

    4.4        The parties shall appoint an expert to resolve a dispute arising in relation to whether the First and Second Condition Precedent occured. The appointment of the expert, his resolution and other terms shall be as set forth clause 2.3 above.

    4.5        Notwithstanding the provisions of clause 4.2(iii) and 4.3(iii), in the event of a breach by the Company or the Shareholders which can be fully compensated by monetary damages to the satisfaction of the Purchaser, the Purchaser shall not rely on such breach to avoid performing the Second Closing or the Third Closing, as the case may be, and, shall issue the respective Debenture for principal amount equal to the undisputed amount (the amount set forth in clauses 3.1 or 3.2, as the case may be, after deduction from the principal amount of the relevant Debenture of the amount of compensation due to the Purchaser) and the issue of such Debenture subject to such deduction shall be a good discharge of the Purchaser’s obligations under Clause 4.2(b) or 4.2(c) as the case may be.

    5.        Representations and Warranties

    5.1        The Company and the Indemnifying Shareholders jointly and severally represent and warrant to the Purchaser that each of the statements in clause 6 (the “Warranties”) below is true, accurate and not misleading.

5.2 Subject as specifically otherwise provided in this Agreement, the Warranties shall remain in full force and effect notwithstanding First Closing.

5.3 Each of the Warranties shall be separate and independent and shall not be limited by reference to any other Warranty or any other provision of this agreement.

    5.4        The Company undertakes to notify the Purchaser in writing fully and promptly of anything of which the Company is or becomes aware which renders or may render any of the Warranties untrue, inaccurate or misleading.

    6.        Representations and Warranties of the Company and Shareholders.

    6.1        Authorization and Enforceability. The Company has the full power and authority and has taken all required corporate and other action necessary to permit the Company to execute, deliver, and perform this agreement. Each of this agreement and any other agreements referred to hereunder to which a particular Shareholder is a party (this agreement and such other agreements, collectively, the “Transaction Agreements”) constitutes the legal, valid, and binding agreement of that Shareholder, enforceable against that Shareholder in accordance with its terms. Each Transaction Agreement to which the Company is a party constitutes the legal, valid, and binding agreement of the Company, enforceable against the Company in accordance with its terms. At the Closing, the Purchased Business will be transferred to the Purchaser clear and free from any liens, adverse claims, security interests, or other charges or encumbrances.

    6.2        Capitalization. As of the date of this agreement, the authorized and issued capital stock of the Company is as set forth in schedule 6.2, which sets forth the number of Shares owned legally and beneficially by each shareholder (“the Shares”). The Shares are validly issued, fully paid and have been issued in compliance with all applicable laws. Except as set forth in schedule 6.2, which sets forth the number of Shares issuable upon exercise of all outstanding options and warrants and the persons and entities that hold those options and warrants, each as of the date of this agreement, the Company has not granted or issued or undertook or promised to issue, any options, convertible securities, warrants, preemptive rights, rights of first offer, rights of first refusal, antidilution rights, registration rights, or commitments of any kind relating to any issued or unissued equity interests of the Company. No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, sale or transfer of any share or loan capital or any other security of any kind giving rise to a right over the capital of the Company.

    6.3        No Conflict. The execution, delivery, and performance of the obligations under the Transaction Agreements by the Shareholders do not and will not, with the giving of notice or lapse of time, or both, (a) violate, conflict with, or result in a breach or default under any license, permit, agreement, or instrument to which any Shareholder is a party or by which any Shareholder or his properties may be bound, or (b) violate or conflict with any law, ordinance, rule, order, judgment, decree or ruling of any court, arbitral tribunal or other foreign, state, or governmental authority (“Regulatory Authority”) applicable to any Shareholder. The execution, delivery, and performance of the obligations under the Transaction Agreements by the Company do not and will not, with the giving of notice or lapse of time, or both, (c) violate, conflict with, or result in a breach or default under, or loss of rights under, result in, cause, or create any liability pursuant to, or cause the termination or acceleration of any term or condition of any license, permit, agreement, or instrument to which the Company is a party or by which it or its properties may be bound, (d) violate or conflict with any law, ordinance, rule, order, judgment, decree, or ruling of any Regulatory Authority applicable to the Company or its assets, or (e) result in the creation or imposition of any lien, claim, charge, restriction, security interest, or encumbrance of any kind upon any asset of the Company.

6.4 Financial Statements; Disclosure.

    6.4.1        To the best of the knowledge of the Company and Indemnifying Shareholders having made all reasonable enquiries, the trial balance as of November 30, 2006, consolidated to include the results of CodeStream Software, Inc., attached hereto as schedule 6.4 (the “Financial Statements”) is in accordance with the books and records of the Company and fairly present the financial condition and results of operations of the Purchased Business, as of November 30, 2006 (the “Current Balance Sheet Date”) and for the period indicated, in accordance with generally accepted accounting principles consistently applied. Schedule 6.4.2 attached hereto contains a true and complete copy of all the information and documentation that exists under the control of the Company, to its best knowledge having made all reasonable enquiries, or at its premises (including such information stored in computers or intangible form) with respect to prospects and contacts approached by the Company or that had communicated with the Company with respect to its business during the three (3) year period prior to the First Closing.

    6.4.2        The Financial Statements have been prepared in accordance with applicable law and in accordance with accounting practice generally accepted in the United Kingdom at the time they were prepared by companies preparing Companies Act accounts (as defined in section 262(1) of the Act).

    6.4.3        No change in accounting bases, policies, practices or procedures has been made in preparing the Financial Statements of the Company for each of the three financial years of the Company ended on the Current Balance Sheet Date.

    6.4.4        The Financial Statements give a true and fair view of the state of affairs of the Company as at the Current Balance Sheet Date and of the results of the Company for the financial year ended on that date.

6.4.5 Without limiting the generality of paragraphs 6.4.1 – 6.4.4, in the Financial Statements:

    (a)        depreciation of the fixed assets has been made at a rate sufficient to write down the value of such assets to nil or their residual value not later than the end of their useful working lives, and no fixed asset has attributed to it a value exceeding its current market value at the Accounts Date;

(b) all work in progress, as set forth in Exhibit 2, has been valued on the basis set out in that Schedule;

6.5 Absence of Certain Changes.

    (a)        Except as set forth in schedule 6.5, from the Current Balance Sheet Date to the date of this agreement, to the extent any of the following is related to, or has bearing on, the Purchased Business, the Company has not:

(i) Incurred any liabilities, other than current liabilities stated in the Assigned Contracts;

    (ii)        paid, discharged, or satisfied any claim, lien, or liability, other than any claim, lien, or liability (A) reflected or reserved against on the balance sheet as of the Current Balance Sheet Date referred to in schedule 6.5 (the “Current Balance Sheet”) and paid, discharged, or satisfied in the ordinary course of business and consistent with past practice since the Current Balance Sheet Date, or (B) incurred and paid, discharged, or satisfied since the Current Balance Sheet Date in the ordinary course of business and consistent with past practice;

    (iii)        sold, leased, assigned, or otherwise transferred any of its assets, tangible or intangible, or sold any of its services (other than sales of assets or services in the ordinary course of business and consistent with past practice);

(iv) Permitted any of its assets, tangible or intangible, to become subject to any lien, security interest, or other charge or encumbrance;

(v) written off or should have written off as uncollectible any accounts receivable;

    (vi)        terminated or amended, or suffered the termination or amendment of, or failed to perform in all material respects, all its obligations, or suffered or permitted any material default to exist under, any agreement, license, or permit;

(vii) suffered any damage, destruction, or loss of any fixed assets (whether or not covered by insurance);

(viii) canceled, waived, or released any debt, claim, or right;

    (ix)        paid any amount to, or entered into any agreement, arrangement, or transaction with, any affiliate (including its officers, directors, and employees), other than payments of salary and benefits to employees in the ordinary course of business and consistent with past practice;

(x) granted any increase in the compensation of any officer or employee or made any other change in employment terms of any officer or employee;

(xi) made any change in accounting or cash management practices;

(xii) suffered or caused any other occurrence, event, or transaction outside the ordinary course of business;

(xiii) acquired or disposed of, or agreed to acquire or dispose of, any business or any asset having a value in excess of £5,000;

(xiv) declared, paid or made any dividend or other distribution; or

(xv) agreed, in writing or otherwise, to any of the foregoing.

    (b)        Since the Current Balance Sheet Date there has been no material adverse change in the financial position or prospects or turnover of the business and no event, fact or matter has occurred or is known to the Company to be likely to occur which will or is likely to give rise to any such change and the business has been carried on in the ordinary and usual course, without any interruption or alteration in its nature, scope or manner, and so as to maintain the same as a going concern.

6.6 Agreements.

    (a)        To the best knowledge of the Company and the Indemnifying Shareholders, having made all reasonable enquiries. Exhibit A (chapters A and B) specifies all the Company’s rights and corresponding obligations, including, but not limited to, all business, agreements, legal instruments, and assets (whether tangible or not tangible), which are owned by the Company or under the Company’s possession or which are used by the Company for purpose of its ongoing business, including:

    (i)        All the equipment that the Company has used immediately prior to signing of this agreement and equipment required for conducting the Company’s business, including, but not limited to, computers, office furniture, software, hardware, professional materials and literature and vehicles;

(ii) All the agreements entered into by the Company, including agreements with customers, prospects, partners, suppliers and contractors;

(iii) All Intellectual Property;

(iv) Every obligation and warranty given or obligated to be given to the Company by a supplier, customer, employee, service provider, contractor or any other third party;

    (v)        Goodwill and reputation, including the right to use the Company’s name and any other name used (whether currently or in the past) by the Company, including solution names, buzz words and products names;

    (vi)        All records, lists, books and information related to the Company’s business, including, information related to the Company’s sales, lists of customers, prospects and suppliers (from the incorporation of the Company), accounting books and spreadsheets, and all information related to the forgoing, in tangible or non tangible form, held by the Company or its Shareholders; and

    (vii)        All agreements, rights, assets, information, data, documents, software and other items which are required to continue the Company’s business, that are in the possession of the Company or its Shareholders or owned by any of them;

    (b)        As of the date of this agreement, except as set forth in schedule 6.6, neither the Company nor any of the Shareholders has any knowledge of any material breach or anticipated material breach by any other party to any of the Contracts.

    (c)        To the best knowledge of the Company and the Indemnifying Shareholders, having made all reasonable enquiries, the Purchaser has been provided with a true and correct copy of all written agreements referred to in Chapter A of Exhibit A, together with all amendments, waivers, or other changes to those agreements. Exhibit A contains an accurate and complete description of all material terms of all oral contracts and agreements referred to in that Exhibit.

    6.7        No Undisclosed Liabilities. To the best knowledge of the Company and the Indemnifying Shareholders, having made all reasonable enquiries, other than the Company’s obligation for ongoing performance under the Contracts, which such obligations have been performed on schedule to date, on the date of the Closing, the Company shall have no liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent, or otherwise, and whether due or to become due, which are based on, or related to, the Purchased Business. The Company or any of its officers, managers, directors, employees and other representatives have not received any notice or became otherwise knowledgeable of any claim, demand, allegation, threatened claim or any proceedings in connection with the Purchased Business with respect to any act or omission occurred prior to the First Closing Date, and to the best knowledge of the Company and Indemnifying Shareholders, as of the signing of this agreement, there is no cause for any such claims, allegations or proceedings. None of the Company’s employees or contractors listed in Exhibit 4(b), Section A is entitled to a termination notice longer than 10 weeks.

6.8 No Grant of Exclusive Rights. The Company is not a party to or bound by any agreement, which provides exclusive usage or sales rights to the Company’s Intellectual Property or services.

    6.9        Litigation. Except as disclosed in Schedule 6.9,as of the date of this agreement, no claim, suit, proceeding, or investigation is pending or, to the knowledge of the Company or the Indemnifying Shareholders, threatened against or affecting the Company, or, in a matter relating to the Company’s business, any officer or director of the Company, and there is no valid basis for any claim, suit, or proceeding against the Company, or, in a matter relating to the Company’s business, any officer or director of the Company.

    6.10        Licenses, Compliance with Law, Other Agreements. To the best knowledge of the Company and the Indemnifying Shareholders, having made all reasonable enquiries, the Company has all material franchises, permits, licenses, and other rights to allow it to conduct its business and is not in violation, in any material respect, of any order or decree of any court, or of any law, order, or regulation of any Governmental Agency, or of the provisions of any contract or agreement to which it is a party or by which it is bound, and neither any of the Contracts, nor the transactions contemplated by any of the Contracts will result in any such violation. The Company’s business has been conducted in all material respects in compliance with all applicable laws, rules, and regulations.

    6.11        Tangible Assets. The Company owns or leases all tangible assets used or reasonably necessary in connection with the conduct of its business. All material tangible assets owned or leased by the Company are free from any liens, security interests, or other charges or encumbrances, are free from any material defects, have been maintained in accordance with normal industry practice and any regulatory standard or procedure to which such assets are subject, are in good operating condition and repair (subject to normal wear and tear), and are suitable for the purposes for which such assets are used or proposed to be used, other than liens, security interests, other charges and encumbrances, defects, and wear and tear that, in the aggregate, could not be expected to have a material adverse effect on the Company.

6.12 Property.

    (a)        Complete and accurate particulars of each Property are set out in Part C of Chapter A of Exhibit 1 and the lease under which that Property is held is correctly summarised in Exhibit A and the current rents quoted are duly evidenced by memoranda.

(b) The Properties set out in Part C of Chapter A of Exhibit 1 are the only land and buildings in which the Company has any right, title or interest or which it uses or occupies.

    (c)        Each Property is occupied exclusively by the Company for the purposes of the Purchased Business and the Company has quiet enjoyment of that Property and (save as stated in Exhibit A) is entitled to vacant possession of it. There is no lease, sub-lease, tenancy, service occupancy or licence affecting any Property other than those summarised in Part C of Chapter A of Exhibit 1 nor is there any person in possession or occupation of any Property.

(d) The Company uses each Property for the purpose of conducting the Purchased Business only.

    (iii)        no advance payment or commutation of future rents or licence fees has been accepted or agreed in respect of any lease, sub-lease, tenancy, service occupancy or licence affecting any Property nor are there any rent reviews in the course of being determined or otherwise outstanding or unimplemented;

(iv) in the case of each Property specified in Part C of Chapter A of Exhibit 1:

    (aa)        all rents have been paid and reviewed at the times and in the manner specified in the relevant lease, and there are no rights for the lessor to determine any such lease other than by way of forfeiture for non-payment of rent or breach of covenant;

    (bb)        all rates, rents, service and other charges payable by or to the Company in respect of each Property have been paid in full for the period ending on the date of this Agreement and receipts have been obtained for all payments by the Company;

    (cc)        no claims against the Company are outstanding or likely to arise in relation to any obligation to contribute to common services or other facilities enjoyed by any Property or to repay any compensation received in respect of any Property;

(dd) the Properties are not affected by any surcharge imposed or liable to be imposed under the Local Government Act 1974;

(ee) each Property has direct and adequate access on to and egress from a road or roads which are maintained at public expense;

(ff) there is in force a valid fire certificate for each building on each Property and all conditions contained in it are now being and have at all times been complied with;

6.13 Intellectual Property.

    (i)        Part A of Schedule 6.13(a) sets forth a true, complete, and correct list of all Company Owned IP and Part B of Schedule 6.13(a) sets forth a true, complete, and correct list of all Company Licensed IP.

(b) Except as set forth in schedule 6.13(b):

(i) the Company owns and possesses all right, title, and interest in and to all the Company Owned IP;

    (ii)        the Company Intellectual Property is not subject to any liens, security interests, or other charges or encumbrances, and is not subject to any restrictions or limitations regarding use, transfer or disclosure;

(iii) the Company Owned IP is valid, enforceable and in full force and effect;

(iv) the Company Owned IP is registered (so far as it is capable of registration) in the Company’s sole name;

    (v)        the Company has not infringed, misappropriated, or otherwise conflicted with, and the operation of the Company’s business as currently conducted, or as currently proposed to be conducted, will not infringe, misappropriate, or otherwise conflict with, any Intellectual Property of any third party; the Company and the Indemnifying Shareholders are not aware of any facts that indicate a likelihood of any of the foregoing, and neither the Company nor any of the Shareholders has received any notices regarding any of the foregoing;

(vi) the Company has taken all reasonable actions to maintain and protect all the Company Intellectual Property and has not disclosed any source codes to any third party;

    (vii)        the Company does not license any Intellectual Property from any third parties (other than Company Licensed IP and commercially available off-the-shelf software), and does not require any license from any third party to use any Intellectual Property (other than Company Licensed IP and commonly available off-the-shelf software) for the operation of the Company’s business as presently conducted or as presently proposed to be conducted;

    (viii)        to the knowledge of the Company and the Indemnifying Shareholders, as of the date of this agreement, no third party has infringed, misappropriated, or otherwise conflicted with any of the Company Intellectual Property, and, as of the date of this agreement, the Company and the Indemnifying Shareholders are not aware of any facts that indicate a likelihood of any of the foregoing;

    (ix)        as of the date of this agreement, the Company has not agreed to indemnify any third party for or against any interference, infringement, misappropriation, or other conflict with respect to any Intellectual Property;

(x) all fees for the grant or renewal of the Company Owned IP registered, applied for or used by the Company has been paid for and there are no outstanding amounts to be paid;

    (xi)        each person who is employed or engaged to create Intellectual Property for the Company is bound by a written contract to vest without receiving payment all Intellectual Property so created in the Company and to keep it confidential and only use it in relation to the business;

    (xii)        the moral rights in all copyright works forming part of the Company Intellectual Property have been waived and the Company is not aware of any attempt or likely attempt to assert such moral rights;

    (xiii)        all Company Licensed IP is validly licensed to the Company and all fees for use of such Company Licensed IP have been paid promptly and there are no circumstances which might lead the cancellation of any such Company Licensed IP

    (xiv)        any agreements relating to the Company Intellectual Property (including any maintenance and support agreements) are freely transferable to the Purchaser without any need for consent from or payment to any third party;

    (xv)        the Company has not assigned, nor granted any right, title, interest or license in or in respect of, any Company Intellectual Property to any third party, nor disclosed or provided any Company Intellectual Property of a confidential nature to any third party (other than an employee under enforceable obligations of confidence) except as disclosed in Schedule 6.13.

(xvi) the Company has in place all documentation and support and maintenance agreements necessary for the Company to operate and maintain the technology required for its business;

    (xvii)        the Company has in place technical and organisational measures which will ensure the security of the technology including (without limitation) firewalls meeting standards in line with current industry practice and procedures to prevent unauthorised access to data or the introduction of viruses;

(xviii) No maintenance or support contract is terminable by the contractor on less than 12 months’ notice or is due to expire within the 12 months from Closing;

    (xix)        If any person providing maintenance or support services for the technology ceases to do so, the Company has all necessary rights and information (including the right of access and use of source code) to perform the services itself or by a third party; and

    (xx)        the Company is not aware of any infringement of the Data Protection Act 1998 and has never received a complaint from an individual or a notice from the Information Commissioner in respect of any actual or alleged breach of the Data Protection Act 1998.

6.14 Assigned Employees.

    6.14.1       Terms. The disclosures set out in Exhibit 3 for the purposes of this Agreement and accepted by the latter immediately before the execution of this Agreement (the ” Disclosures set out in Exhibit 3”) contains complete and accurate details of the following matters in relation to each Assigned Employee:

    (a)        full name and date of birth, job description, length of service (including any deemed to be continuous with previous employers), remuneration, notice entitlement and any entitlement (whether legally binding or not) to pension, pension contributions, life assurance, permanent health insurance and any other material terms or benefits not mentioned below;

(b) entitlement (whether legally binding or not) to any bonus, commission, or profit sharing scheme;

    (c)        current absence on, or agreed or proposed entitlement to absence on, secondment, maternity leave, adoption leave, paternity leave, parental leave, sick leave, disability grounds or other leave of absence;

(d) any court order, restrictive covenant or other obligation of which the Company is aware which might restrict him from fully performing his duties in relation to the Purchased Business;

(e) any right or potential right (whether statutory or contractual) to return to work or to be re-instated or re-engaged;

(f) any current entitlement to receive payments under any disability, permanent health or similar insurance scheme or any circumstances known to the Company which may give rise to such an entitlement;

    (g)        any amounts owing between him and the Company (other than remuneration and pension contributions accrued due in respect of the current month or reimbursements of business expenses properly incurred in the two weeks ending on the date of this Agreement);

    (h)        any involvement in dismissal, disciplinary or grievance proceedings in the 12 months ending on the date of this Agreement and the procedures that have been followed in respect of those proceedings;

(i) any dispute or claim with the Company or any circumstances known to the Company which could give rise to any such dispute or claim;

    (j)        any entitlement to damages (whether for breach of contract or otherwise) or compensation for loss of office or employment or any other liability of the Company arising from his employment or the termination of his employment, or any circumstances known to the Company which could give rise to any such liability;

(k) any employee liability information under the Employment Regulations received by the Company;

(l) all employee liability information under the Employment Regulations required to be provided to the Purchaser.

6.14.2 There are attached to the Disclosures set out in Exhibit 3 complete copies of:

(a) all contracts with Assigned Employees;

    (b)        all maternity, paternity, parental, adoption, equal opportunities, dismissal, disciplinary, grievance and any other policies and procedures (whether legally binding or not) applicable to all or any of the Assigned Employees.

6.14.3 There are disclosed in Exhibit 3 full details of:

(a) all the Company’s schemes or arrangements for the grant of share options or other share incentives to employees or others;

(b) any approvals required and/or obtained for those schemes or arrangements; and

(c) all rights granted under those schemes.

    6.14.4        The Company is not under any obligation (whether legally binding or not) to make and has not made any announcement or proposal to alter any of the terms of employment of any of the Assigned Employees.

    6.14.5        No Assigned Employee has given or is under notice of resignation, dismissal or termination or is, so far as the Company is aware, contemplating leaving the Company or under threat of dismissal or termination.

6.14.6 No person other than the individuals listed in Exhibit 4(b) under the title “Assigned Employees” is employed in or assigned to the Purchased Business.

6.15 Pension Schemes.

6.15.1 Interpretation and definitions. For the purposes of this clause 6.15, the following expressions shall have the following meanings:

Abbey Life Scheme means the stakeholder pension scheme operated by Abbey Life insofar as it relates to the Assigned Employees.

Disclosed Scheme means the Norwich Union Scheme and the Abbey Life Scheme or either of them.

Norwich Union Scheme means the the stakeholder pension scheme operated by Norwich Union Assurance insofar as it relates to the Assigned Employees.

Relevant Benefits means any pension, lump sum, gratuity or other like benefit given or to be given on retirement or on death, or in anticipation of retirement, or, in connection with past service, after retirement or death, or to be given on or in anticipation of or in connection with any change in the nature of the service of the Assigned Employee in question, except that it does not include any benefit which is to be afforded solely by reason of the disablement by accident of a person occurring during his service or of his death by accident so occurring and for no other reason.

    6.15.2        Other than the Disclosed Scheme there are no agreements or arrangements or obligations or commitments (whether funded or unfunded and whether legally binding or otherwise) under which the Company pays a contribution (whether pursuant to an obligation to do so or on an ex gratia basis) towards the provision of Relevant Benefits for the benefit of an Assigned Employee or an Assigned Employee’s dependants.

6.15.3 No undertaking or assurance (whether legally binding, written or oral) has been given by the Company to or in respect of any Assigned Employee as to:

(a) the continuance or introduction of any scheme or arrangement for the provision of Relevant Benefits; or

(b) the increase, improvement or augmentation of any Relevant Benefit (including but not restricted to those provided under the Disclosed Scheme); or

(c) the commencement of a contribution by the Company to the Disclosed Scheme for or in respect of that person; or

(d) continuance or increase in the rate of contributions which the Company is paying or will pay to the Disclosed Scheme.

    6.15.4        All material particulars of the Disclosed Scheme sufficient to enable the Purchaser reasonably to understand the nature of the Disclosed Scheme, the benefits thereunder and the extent of the obligations of the Company to make contributions thereto, both currently and in the future, have been disclosed to the Purchaser.

6.15.5 Without prejudice to the generality of the preceding paragraphs:

    (a)        the Disclosed Scheme is a stakeholder pension scheme (that term having the same meaning as in section 1(1) of the Pension Schemes Act 1993) and is a registered pension scheme within the meaning of Part 4 of the Finance Act 2004 and there is no ground on which such registration could be withdrawn or could cease to apply;

(b) there is no contracting-out certificate in force to cover employments of Assigned Employees to which the Disclosed Scheme relates.

The Company has notified to the Purchaser the particulars of all those Assigned Employees who are entitled or will become entitled to receive a contribution from the Company to the Disclosed Scheme, as set forth in the Company’s response to the due diligence questionnaire dated December 14, 2006;

    (c)        the Company has complied fully with all equal pay, equal entitlement, sex and other discrimination legislation including Article 141 of the Treaty of Rome and no part-time Assigned Employee has been refused a contribution from the Company to the Disclosed Scheme on grounds of his or her part-time status;

(d) there are not in respect of the Disclosed Scheme any outstanding contributions or ex gratia sums payable by the Company or the Assigned Employees;

    (e)        the benefits payable under the Disclosed Scheme (including the death benefits) consist exclusively of money-purchase benefits as defined in section 181 of the Pension Schemes Act 1993 and no promise, assurance or undertaking (whether legally binding or not) has been given to or in respect of any Assigned Employee as to the provision of retirement, death or disability benefits at a particular level;

    (f)        no claim has been made or threatened by or in respect of an Assigned Employee against the Company (including any complaint to the Pensions Ombudsman), or against any person whom the Company is or may be liable to indemnify or compensate, in connection with the Disclosed Scheme, nor are there any circumstances which may give rise to any such claim;

    (g)        the Company has no liability to or in respect of any Assigned Employee to provide any benefits relating to an occupational pension scheme within the meaning of Regulation 10 of the Transfer of Undertakings (Protection of Employment) Regulations 2006, Council Directive 77/187/EEC or Council Directive 2001/23/EC by virtue of a relevant transfer to it within the meanings of those Regulations or those Directives.

6.16 Effect of this Agreement.

6.16.1 No Assigned Employee will be entitled to any payment or benefit or variation of the terms of his employment or engagement by virtue of the signature or performance of this Agreement.

    6.16.2        So far as the Company is aware none of the Assigned Employees have expressed opposition to the Purchaser acquiring the Purchased Business or has expressed any objection to becoming employed by the Purchaser.

6.17 Trade unions.

    6.17.1        There is no consultation, recognition, wage bargaining or other collective or similar agreement, arrangement, or understanding (the “Collective Arrangement”) in force, proposed or requested between the Company and any trade union, staff association, or other organisation representing the Assigned Employees or any section of the Assigned Employees, and the Company has not done any act that may be construed as recognising any such body.

    6.17.2        No applications have been made to the Central Arbitration Committee for the recognition of a trade union or the agreement of an appropriate bargaining unit in respect of the Company in relation to the Purchased Business.

6.17.3 No Collective Arrangement is observed or taken account of when fixing remuneration, benefits or other terms or conditions of employment or engagement.

    6.17.4        There is no dispute (current or threatened) between the Company and any trade union, staff association, or other organisation representing the Assigned Employees or any section of the Assigned Employees, and the Company has not received any statutory notice of industrial action.

6.17.5 In the three years ending on the date of this Agreement there has not been any strike, lock-out, or other labour related dispute or industrial action affecting the Purchased Business.

    6.18        Information and consultation arrangements. There are no information and consultation procedures or similar agreements, arrangements or understandings applicable to collectively informing and consulting with the Assigned Employees or employee representatives of the Assigned Employees or any section of the Assigned Employees in relation to redundancies, business transfers and other decisions affecting the Assigned Employees and the activities of the Purchased Business in force, proposed or requested.

6.19 Investigations and compliance.

    6.19.1        The Company in relation to the Purchased Business is not subject to any enquiry or investigation by the Equal Opportunities Commission, the Disability Rights Commission, the Commission for Racial Equality or the Information Commissioner and there are no circumstances known to the Company which could give rise to any such enquiry or investigation.

    6.19.2        The Company in relation to the Purchased Business has complied with all obligations in and awards under any statute, regulation, Collective Arrangement, works council agreement, code of conduct and the terms of employment or engagement in relation to all Assigned Employees.

    6.20        Redundancies. There is no plan, scheme, commitment, custom or practice relating to redundancy (whether legally binding or not) affecting any Assigned Employees which imposes greater obligations than UK statutory redundancy provisions.

    6.21        Immigration. Each Assigned Employee who is subject to immigration control has been granted leave to remain in the United Kingdom or United States, as the case may be, and has a work permit issued in relation to his employment with the Company in the Business which is valid for at least 4 years following First Closing, and the Company is not aware of any circumstances which might cause any such leave to remain or work permit to be curtailed or any Assigned Employee to be required to leave the United Kingdom or the United States, as the case may be.

6.22 Investment Company. The Company is not, and is not controlled by or under common control with an affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940.

    6.23        Certain Fees. No fees or commissions will be payable by the Company to any broker, financial advisor, finder, investment banker, or bank with respect to the transactions contemplated by this agreement.

    6.24        Insurance Until the First Closing, the Company has maintained and paid the premium for adequate and customary insurance policies, as acceptable for the type and scope of business conducted by the Company at the relevant period.

    6.25        Full Disclosure; No Changes. The representations made by the Company and the Shareholders under this agreement shall be true and correct in all material respects at the date of the Closing as if made again at and as of that time. No representation or warranty made by them in this agreement contains any untrue statement of a material fact, or omits to state any fact required to make any statement contained herein not misleading. The Company and the Indemnifying Shareholders are not aware of any impending or contemplated event or occurrence that would cause any of the representations or warranties in this section 5 not to be true and complete on the date of such event or occurrence as if made on that date.

    6.26        Taxes. The Company has filed all tax returns it was required to file with respect to the Purchased Business, and has paid all taxes shown on those tax returns as owing. As of the date of this agreement, there is no dispute or claim concerning any tax liability of the Company in connection with the Purchased Business, either (i) claimed or raised by any authority in writing or (ii) as to which the Company or any of the Shareholders has knowledge.

    6.27        Disclosures. The disclosures to be set out in Exhibit 3 are acknowledged to be disclosed. The Purchaser acknowledges and agrees that the Warrantiesare given subject to all facts and matters fairly disclosed in the schedules attached hereto pursuant to this Section 6 and that the Purchaser shall have no claim in respect of any of the Warranties in relation to any such fact or matter fairly disclosed.

6.28 The disclosure exhibit shall be deemed to disclose, and the Purchaser acknowledges and agrees that there shall be treated as disclosed, the following:

(i) the contents of the documents annexed to this agreement;

(ii) the contents of the due diligence questionnaire dated December 14, 2006;

(iii) the contents of this Agreement and the contents of all documents referred to in this Agreement as being in agreed terms if any;

    6.29        In the event of there being any inconsistency between any document or information referred to above and any description or summary in respect of the same subject matter in respective Schedule referred to in this Section 6 or in this agreement, the terms of such description or summary shall prevail, unless expressly otherwise specified in such Schedule or in this agreement.

    7.        Representations and Warranties of the Purchaser.The Purchaser represents and warrants to the Company and Shareholders that it has taken all action necessary to permit it to execute, deliver, and perform this agreement and the transaction contemplated hereby The execution, delivery, and performance of the obligations under this agreement by the Purchaser do not and will not, with the giving of notice or lapse of time, or both, (i) violate, conflict with, or result in a breach or default under, any license, permit, agreement, or instrument to which the Purchaser is a party or by which it or its properties may be bound, or (ii) violate or conflict with any law, ordinance, rule, order, judgment, decree, or ruling of any Regulatory Authority applicable to the Purchaser or its assets;

    8.        Assigned Employees.

    8.1        Transfer of Assigned Employees under the Employment Regulations. The Company and the Purchaser acknowledge that the transfer contemplated by this Agreement is one to which the Transfer of Undertakings (Protection of Employment) Regulations 2006 (the “Employment Regulations”) apply. Accordingly with effect from the Effective Date the contracts of employment of the Assigned Employees shall have effect as if originally made between the Assigned Employees and the Purchaser.

    8.2        Authority to Assigned Employees. The Company undertakes to authorise each Assigned Employee to disclose to the Purchaser after the Effective Date all information in his possession relating to the Purchased Business notwithstanding any term of his employment with the Company (whether express or implied) which would otherwise preclude him from so doing.

8.3 Compliance with the Employment Regulations. The Company confirms that, to the extent applicable by law, it has complied with:

    (i)        its duty to inform or to inform and consult trade union and/or employee representatives under the Employment Regulations in connection with the sale of the Purchased Business under this Agreement; and

(ii) its duty to provide employee liability information under the Employment Regulations.

8.4 Indemnity by Company. The Company shall indemnify the Purchaser against all liabilities, losses, charges, costs claims or demands whatsoever in connection with or arising out of:

(i) the employment or termination of employment before the First Closing Date of any of the Assigned Employees or other person employed in, or assigned to, the Purchased Business;

    (ii)        any matter which occurred before the First Closing Date for which the Company is or would have been liable but for the transfer of liability for that matter to the Purchaser pursuant to the Employment Regulations;

(iii) any failure by the Company to comply with its obligations to any trade union or other worker representative prior to the First Closing Date; or

    (iv)        any payments due to Assigned Employees in respect of their employment up to and including the Effective Date (including but not limited to payments under or in connection with any profit related pay or other incentive or bonus scheme applicable to the Assigned Employees immediately before the Effective Date) whether or not such payment arises from or in connection with the period of employment on or after the Effective Date;

(v) any accrued but untaken holiday entitlements of the Assigned Employees up to and including the Effective Date which are not expressly disclosed in the Disclosures set out in Exhibit 3;

    (vi)        the employment or termination of employment of any person other than the Assigned Employees, including but not limited to those persons listed in Section B of Exhibit 4(b) of this Agreement, whose contract of employment is, or who claims that his contract of employment is, transferred to the Purchaser as a result of the signature or performance of this Agreement;

    (vii)        the employment details of the Assigned Employees set out in the Disclosures set out in Exhibit 3 or any employee liability information as defined in Regulation 11 of the Employment Regulations being in any respect untrue, inaccurate, incomplete or misleading.

    (viii)        any right of or claim by an Assigned Employee arising from or relating to any entitlement under any share option scheme in particular the Enterprize Management Incentive Share Option Plan with the Company.

    8.5        Indemnity by Purchaser. The Purchaser shall indemnify the Company from and against all liabilities, losses, charges, costs, claims or demands whatsoever arising in connection with the employment of the Assigned Employees in the Purchased Business during the period beginning from the date of the Effective Date (other than any matter which is the responsibility of the Company under the foregoing provisions of this Clause).

    8.6        CodeStream Workbench Personnel. The Company represents that it has contracted with a company incorporated in the United Kingdom for the provision of services for the CodeStream Workbench project. Those individuals work for the contractor not the Company and for the avoidance of doubt are not Assigned Employees. Execpt as outlined in Section 1.3.2, the Purchaser shall have no liability or any obligation of any kind with respect to CodeStream Workbench employees/contractors, and the Company shall bear all and any such liabilities expenses and costs, as more fully set forth under this section 8. Each of the Company and the Indemnifying Shareholders undertakes to indemnify the Purchaser in respect of all liabilities, losses, charges, costs, claims, or demands as a consequence, whether direct or indirect, incurred as a result of termination or non assignment of any of CodeStream Workbench contracs for programming services.

    9.        Hand Over of Records and Information.

Prior to or at the First Closing, the Company and Shareholders shall cause all records, books, agreements, contracts, customers’ lists, business plans, internal reports, reports made available to the Company’s board and shareholders during the 12 month period preceding the First Closing, and any other document and/or information related to the Purchased Business which is in its possession and/or control (the “Company’s Information”) whether in a tangible or non-tangible form, including information stored on magnetic media or by oral, visual or other means and including magnetic tapes, disks, or other tangible media upon which the Company’s Information is written or stored, to be delivered to the Purchaser. However, Company shall retain all financial records, in accordance with HMRC regulations, existing previous to the First Closing, subject to the Company’s obligation of confidentiality hereunder and provided, however, that Purchaser can request copies of any such records and they will be promptly provided by the Company.

    10.        Noncompetition, Confidentiality, Etc. Each of the Company and Shareholders acknowledges that (a) his experience with the Company has given him access to the Company’s confidential and proprietary information; (b) From the First Closing, the value of all goodwill resulting from the operation of the Company’s business related to the Purchased Business should properly belong to the Purchaser; (c) the agreements of the Company and Shareholders in this section 10 are essential to such goodwill; and (d) the Purchaser would not enter into this agreement but for the agreements in this section 10. Accordingly, each of the Company and Indemnifying Shareholder agrees as follows:

    10.1        Noncompetition. From the date of this agreement to the third anniversary of the First Closing (the “Restricted Period”), they shall not engage (and shall not assist any person in engaging) anywhere in the United Kingdom, France, Belgium, Germany, Switzerland, the Netherlands, United States, Canada, South Africa, Singapore and Australia (collectively, the “Restricted Territories”) in (whether as a principal, agent, owner, manager, employee, operator, officer, director, consultant, advisor, representative, or otherwise), directly or indirectly, in any Prohibited Activity (as defined below); provided, however, that ownership of less than 5% of any class or series of outstanding equity securities of any publicly-traded company shall not be deemed to be engaging solely by reason thereof in any of its business. They acknowledge and agree that the restrictions imposed by this section 10.1 are reasonable with respect to subject matter, time period, and geographical area. The term “Prohibited Activity” means any activity that competes with the Purchased Business, including, but not limited to, any business or enterprise that develops, markets, or sells any product or service that competes with any product or service specified in Schedule 6.13, developed, marketed, or sold, or any product or service planned to be developed, marketed, or sold, while he was employed by, owned securities of, or otherwise was affiliated with the Company (as demonstrated by contemporaneous documentation thereof), except for the Excluded IP.

Without derogating from the generality of the foregoing, each of the Company and the Indemnifying Shareholders hereby undertakes, during the Restricted Period to refrain from any contact or attempted contact or business relationship with a customer, or any entity who is a party to, or affiliated with, a Contract or with a prospect listed in Schedule 6.4.2.

    10.2        Non-use of Name. Immediately following the First Closing, the Company and Shareholders shall cease to use any corporate or trading name, mark or style which may suggest a connection to or which is similar to any corporate or trading name, mark or style used by Purchased Business immediately prior to the First Closing and at any time during the three (3) years period preceding the date of the First Closing, including, without limitation the names: CodeStream, Xitec and any product name used by the Company during the said period, except that use of such names by the Company for purpose of assigning and transferring the Purchased Business under this agreement and for the purpose of liquidating the Company is allowed. Notwithstanding the foregoing, the Company shall not be requested to change its name, until after 12 months following date of the First Closing. The Company and Shareholders shall, not later than 14 days after such date deliver to the Purchaser a certified copy of a special resolution passed by the shareholders of the Company changing the name of the Companyfrom Codestream Software Limited to a name not including the word Codestream or Xitec and the Company and Shareholders shall procure that such change of name be registered at Companies House within 14 days. The Company shall, within 30 days following the Date of the First Closing, change the name of the Company’s US subsidiary, Codestream Inc.

    10.3        Non-Interference. During the Restricted Period, (a) they shall not, directly or indirectly, induce or attempt to induce any third party doing business with the Purchaser or its subsidiaries in a Restricted Territory in connection with a Prohibited Activity to cease engaging in such business with the Purchaser or its subsidiaries, or in any way interfere with the relationship between any such third party and the Purchaser or its subsidiaries (including making any negative or disparaging statements or communications regarding any of them).

10.4 Non-Solicitation. They undertake towards the Purchaser that during the Restrictive Period they will not:

    10.4.1        Solicit or entice away (or assist anyone else in soliciting or enticing away) any key employee or consultant of the Company or the Purchaser who has been involved in the Company’s business or in the delivery of services or performance of project related to the Company during the 12 months immediately prior to any such approach; or

10.4.2 Employ any such person or engage them in any way to provide services.

“Key employees or consultants” are defined as any employee or consultant who is exposed to Confidential Information related with the Purchased Business.

    10.5        Equitable Relief. If the final judgment of a court of competent jurisdiction declares that any term or provision of this section 10 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be applicable.

    11.        Confidentiality. Each of the Company and Shareholders hereby undertakes to keep confidential, refrain from using, and deliver promptly to the Purchaser, at the Closing, all tangible embodiments (and all copies) of Confidential Information, without making or keeping a copy thereof, except for Confidential Information required for performance of services under employment or services agreements entered into with the Purchaser, BluePhoenix Solutions UK Ltd. or BluePhoenix Solutions USA, Inc. as authorized for use by the Purchaser. Notwithstanding the foregoing, they may disclose such information, to the extent: (a) authorized by the prior written consent of the Purchaser, (b) required by applicable law, or (c) such information is or becomes generally available to the public other than as a result of a violation of this provision.

“Confidential Information” means all confidential or proprietary information relating to the Purchased Business, including: (i) any software, know how, methodologies, processes, technologies, tools, support manuals; (ii) any Company’s customer identities and customer information; (iii) any test results, error data or other reports made in connection with the Purchased Business; (iv) any notes, extracts, analysis or materials prepared by or for the Company with respect to the Purchased Business and other information which, from the substance of such information, can be inferred or otherwise understood to be confidential.

The confidentiality obligations set forth herein shall remain in effect without limitation of time.

    12.        Survival and Indemnification

    12.1        Survival. The representations and warranties of the parties subject to the limitations thereon set out in this Agreement shall survive the execution and delivery of this agreement and the consummation of the transactions contemplated by this agreement until the end of the Indemnification Period, regardless of any investigation made by the Purchaser or on its behalf.

    12.2        Indemnification. Without restricting the rights of the Purchaser or its ability to claim damages on any basis, the Company and the Indemnifying Shareholders jointly and severally (the “Indemnitors”) undertake to indemnify the Purchaser and its affiliates, officers, directors, employees, and agents (including without limitation, those retained in connection with the transactions contemplated by this agreement with the exception of Greg Schottland) (collectively, the “Indemnitees”) in respect of all liabilities, losses, charges, costs, claims or demands incurred or made by the Purchaser as a consequence of or which would not have occurred or arisen either directly or indirectly but for any warranty or covenant hereunder being breached, inaccurate or misleading, subject always to clause 12.4.

    12.3        Defense of Claims. Any Indemnitee who wishes to assume the defense of any claim as to which indemnity is sought shall so notify the Indemnitors not later than 60 days after it has actual knowledge of the claim, and, after giving such notice, shall be entitled to control the defense of the claim, with counsel reasonably satisfactory to the Company or the Indemnifying Shareholders; provided, that the Company and Indemnifying Shareholders may participate in such defense and provided no settlement is reached without the Indemnitors’ written consent, such consent shall not be unreasonably withheld. If the Indemnitee does not so notify the Company or Indemnifying Shareholders within that 60-day period, the Indemnitors shall assume the defense of the claim, with counsel reasonably satisfactory to the Indemnitee; provided, that the Indemnitee may participate in such defense. The Indemnitors, in the defense of any such claim, shall not, except with the consent of the Indemnitee, consent to entry of any judgment or entry into any settlement that does not include as an unconditional term the giving by the claimant or plaintiff to the Indemnitee of a release from all liability with respect to such claim. Each party shall use reasonable efforts to cooperate with each other party in connection with the defense of any claim referred to above.

12.4 Limitations on Indemnification.

    12.4.1        The indemnification obligations of each, and in total for all, Indemnifying Shareholder for the Indemnitees’ losses claims or any other indemnified loss, damage or expenses hereunder shall be limited to an aggregate amount, notwithstanding however many claims may be brought, equal to £1,900,000 (one million and nine hundred thousand pounds) plus reasonable legal expenses and fees related to such claims.

    12.4.2       Threshold. It is hereby agreedthat each of the Company and the Indemnifying Shareholders or the Purchaser is exempted from their obligation to indemnify under this agreement with respect to a demand or a claim unless the liability in respect of that demand or claim when aggregated with the liability in respect of all demands or claims against that party under this Agreement exceeds £25,000 (twenty five thousands pounds) in which case that party shall be liable for the whole amount and not merely the excess.

    12.4.3        Disclosure of any fact or matter in an Exhibit hereto shall only be effective to prevent the Company and/or Indemnifying Shareholder being liable for such matter pursuant to the relevant Warranty to the extent that such matter or circumstance has been fairly disclosed therein.

12.4.4 No party shall be entitled to bring a claim under any indemnity in this Agreement unless notice in writing of such claim is given to the other party by the first anniversary of First Closing.

    12.4.5        It is hereby clarified that the foregoing shall not derogate from the enforceability and effect of any provision contained herein or elsewhere with respect to the Escrow or any provision in the Escrow Agreement and shall not, in any manner, restrict the rights of the Purchaser with respect to the Escrow Agreement provided that any sum paid under the Escrow Agreement shall be included in applying any cap or limit as set out above.

    13.        Transfer Restrictions; Company’s Status. The Company, each Shareholder and the equity holder of each shareholder is, as of the date hereof and shall be as of the date the Company, each shareholder or equity holder of a shareholder receives a Debenture, if applicable, an “accredited investor” (as defined in Rule 501 under the Securities Act). The Company and the Shareholders understand that none of the Debentures, or any shares issuable upon exercise of the Debentures (collectively, the “Securities”) have been registered for sale under the Securities Act, and none of the Securities may be resold, except pursuant to registration under the Securities Act or an exemption from such registration. The Company understands any certificates evidencing any Securities will bear a legend to the effect set forth in the immediately preceding sentence. The Company or any of the Permitted Transferee (as such term is defined below), as the case may be, is acquiring or will be acquiring the Securities for its own account, with no present intention of selling or otherwise distributing any such Securities in violation of the Securities Act.

At the time of signing this Agreement, they are, and on each date on which it receive or converts any Debentures they will be, “accredited investors” as defined in Rule 501(a) under the Securities Act. The Company has not been formed solely for the purpose of acquiring the Securities. The Company is not a registered broker-dealer under Section 15 of the Exchange Act.

Immediately prior to issuance of a Debenture Hereunder, the Company or its Permitted Transferees, as the case may be, shall sign a written confirmation of the foregoing, in a form reasonably satisfactory to the Purchaser’s counsels.

    14.        Taxes. Each Party shall bear its or his own taxes, including with respect to the Debentures. The Purchased Business is a going concern that will be integrated with the existing business of BluePhoenix Solutions UK Ltd. which is UK VAT registered.

    15.        Press Release. The Company and Shareholders agreed to issue a press release shortly prior to the First Closing.

    16.        David Brunel Guarantee for Pine Street Investments II. David Brunel hereby irrevocably and unconditionally guarantees as a continuing guarantee the payment when demanded by the Purchaser of all sums due owing or outstanding from Pine Street Investments II to the Purchaser hereunder and the due performance by Pine Street Investments II of all and severally Pine Street Investments II’s obligations hereunder and all documents ancillary hereto and thereto agrees to indemnify the Purchaser from and against all loss, damage, costs and expenses which the Purchaser may suffer through or arising from any failure by Pine Street Investments II to perform any of its said obligations or any failure by Pine Street Investments II to duly, fully and punctually to pay any such sum or any other sum required to be paid by it in relation to or otherwise to perform its said obligations.

All sums payable hereunder by David Brunel shall be paid immediately on demand by the Purchaser in full without any deduction, withholding, counter-claim or set off. If David Brunel is compelled by law to make any deduction or withholding from any such sums or if any payment hereunder shall be or become subject to any tax, duty, levy or impost of any nature (whether before or after the same has been paid to the Purchaser) David Brunel shall immediately pay to the Purchaser such additional amount or amounts as will result in payment to and retention by the Purchaser of the full amount which would have been received and retained by the Purchaser but for such deduction or withholding or the imposition of such tax, duty, levy or impost.

Without prejudice to the Purchaser’s rights against Pine Street Investments II as between the Purchaser and David Brunel, David Brunel shall be liable hereunder as if it were the sole principal debtor and not merely a surety, and its liability hereunder shall not be released, discharged or diminished by:

any legal limitation, lack of capacity or authorisation or defect in the actions of Pine Street Investments II or any co-surety in relation to, any invalidity or unenforceability of, or any variation (whether or not agreed by David Brunel) of any of the terms of this Agreement or any document ancillary hereto or thereto, or the bankruptcy, liquidation, insolvency, or dissolution of Pine Street Investments II or any change in Pine Street Investments II’s identity, constitution, status or control; or

any forbearance, neglect or delay in seeking performance of the obligations of Pine Street Investments II or any co-surety, any granting of time indulgence or other relief to Pine Street Investments II or any co-surety in relation to such performance, or any composition with, discharge, waiver or release of Pine Street Investments II or any co-surety; or

any other act, omission, fact or circumstance which might otherwise release, discharge or diminish the liability of a guarantor.

Any release, settlement or discharge between the Purchaser and David Brunel shall be conditional upon no security or payment made or given to the Purchaser being avoided, reduced, set aside or rendered unenforceable by virtue of any provision or enactment now or hereafter in force relating to bankruptcy, insolvency or liquidation and if any such security or payment shall be avoided, reduced, set aside or rendered unenforceable the Purchaser shall be entitled to recover the full amount or value of any such security or payment from David Brunel and otherwise to enforce this Clause as if such release, settlement or discharge had not taken place.

    17.        General.

17.1 Definitions. For purposes of this agreement, the following terms have the indicated meanings:

“Acquisition Documents” is defined in clause 15.13.

“Assigned Employees” means those individuals employed by the Company in the Purchased Business and named in Exhibit 4(b), Section A

"Assets" is defined as the assets included under the item "Net Euipment" in the Balance Sheet which constitutes part of Exhibit 1.

“Claim”is defined in clause 1.2.

“CodeStream Workbench” is defined in clause 1.3.2

“Collective Arrangement”is defined in clause 6.16.1.

“Company”is defined on page 1.

"Company Intellectual Property" means all Intellectual Property, except Excluded IP, used by the Company in the conduct of its business as of the date of this agreement or necessary for the operation of the Company’s business as presently conducted or as presently proposed to be conducted.

“Company Licensed IP” means all Company Intellectual Property that is licensed to the Company.

"Company Owned IP" means all Company Intellectual Property, other than Company Licensed IP.

“Confidential Information” is defined in clause 11.

“Contracts”means any contract listed in Chapter A of Exhibit 1 as defined in clause 1.1(a) being either an Assigned or a Novated Contract.

"Current Balance Sheet" and "Current Balance Sheet Date" is defined in clauses 6.4.1 and 6.5.

“Debentures”is defined in clause 3.

“Debenture A” is defined in clause 3.1

"Developments" mean any invention, discovery, idea, process, technique, know-how and data, improvement, technology, algorithms, trade secret, design, graphic, work of authorship, source, HTML and other code, computer program and other works of authorship, audio, video or other files or content, whether or not patentable or copyrightable, and any documentation of the foregoing, made, discovered, conceived, reduced to practice or developed (in whole or in part, either alone or jointly with others) by the Shareholders, employees or contractors of the Company, during their employment or provision of services to the Company.

“Disclosures Set out in Exhibit 3” mean the disclosures mentioned in clause 6.14.1 and elsewhere in this agreement where mention is made to a disclosure by specific reference to such exhibit.

“DWP”is defined in clause 3.2

“EDS” is defined in clause 3.2

“EDS Agreement” is defined in clause 3.2

“Effective Date” is defined in clause 1.2.

“Escrow Account” means the deposit account in the joint names of the Purchaser’s Solicitors and the Company’s Solicitors at the Bank entitled Codestream Escrow Account to be administered in accordance with the Escrow Agreement;

“Escrow Agreement” means the escrow agreement in agreed form to be entered into by the Company, the Purchaser, the Purchasers Solicitors and the Company’s Solicitors at the First Closing;

“Escrow Amount” means an amount of £400,000 (four hundred thousand pounds); “Escrow Period” means the period from the First Closing until the Release Date.

“Excluded Business” is defined in clause 1.3.1

"Excluded IP" means all Intellectual Property set out in Part C of Schedule 6.13(a) that is owned by and/or licensed to the Company.

“Executive Agreement” is defined in clause 4.1 (b)

“Financial Statements” is defined in clause 6.4.1

"First Closing" "Second Closing" and "Third Closing" are defined in clauses 4.1, 4.2 and 4.3 respectively. “First Closing Date” means date of First Closing.

"First Condition Precedent" and "Second Condition Precedent" are defined in clause 5.3.1 and 5.3.2 respectively

"Governmental Agency" means any federal, state, local, foreign, or other governmental agency, instrumentality, commission, authority, board, or body.

“Indemnification Period” means the period of 12 months from First Closing.

“Indemnifying Shareholders” is defined on page 1.

“Indemnitee” and “Indemnitors” are defined in clause 12.2.

"Intellectual Property" means all of the following in any jurisdiction throughout the world: (a) patents, patent applications, and patent disclosures; (b) registered and unregistered trademarks, service marks, trade dress, trade names, corporate names, logos, and slogans (and all translations, adaptations, derivations, and combinations of the foregoing) and Internet domain names, together with all goodwill associated with each of the foregoing; (c) copyrights and copyrightable works; (d) registered and unregistered designs: (e) database rights; (f) registrations and applications for any of the foregoing; (g) trade secrets, confidential information, know-how, and inventions; (h) computer software (including, but not limited to, source code, executable code, data, databases, and documentation); (i) customers’ database and prospects list; and (j) all other intellectual property.

“OTMI Project” is defined in clause 3.2

“Prohibited Activity” is defined in clause 10.1

"Property" means the properties mentioned in clause 6.12(a) and its accompanying schedule.

“Purchase Order” is defined in clause 3.2

“Purchased Business” is defined in clause 1.1.

“Regulatory Authority” is defined in clause 6.3

“Release Date” is defined in the Escrow Agreement.

“Restricted Period” is defined in clause 10.1

“Restricted Territories”is defined in clause 10.1

“Securities Act” means the United States Securities Act of 1933, as amended.

“Shares” is defined in clause 6.2

“Shareholders”is defined on page 1.

“Transaction Agreements” is defined in clause 6.1

“Warranties”and “Warranty” are defined in clause 5.1.

    17.2        Successors and Assigns. This agreement shall inure to the benefit of the parties and their respective successors and assigns, including each subsequent holder of the debentures issued pursuant to this agreement. Neither Party may assign this agreement or any rights or obligations hereunder without the prior written consent of the other party.

        Notwithstanding the immediately precedent sub-clause, the Company may novate or request that the Purchaser issues the Debentures to its current shareholders listed in Schedule 6.2 (or the respective equity holders of the Shareholders) (“Permitted Transferees”), provided that such number of Permitted Transferees to which Debentures are novated shall not exceed 9. Any Permitted Transferee to which this Agreement is novated, shall undertake in writing to be bound by the terms of this agreement and the Debenture on the same terms as the Company, on terms reasonably satisfactory to the Purchaser. The Permitted Transferees may not assign a Debenture other than by will or the laws of descent, provided that the conditions set forth herein for assignment, and in particular in clause 13, have been met

        In the event that the Company anticipates transferring any Debentures, the Company shall notify so in wrting to the Purchaser, before issuance of a Debenture or following issuance of Debenture, as the case may be, and surrender the Debentures to the Purchaser in connection with such transfer of Debentures. The Company may require, as a condition of allowing such transfer and novation (i) that the transferee of the Debenture furnish to the Purchaser a written opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that such transfer may be made without registration under the Securities Act and under applicable state securities or blue sky laws, (ii) that the transferee execute and deliver to the Purchaser an investment letter in form and substance acceptable to the Purchaser and (iii) that the transferee be an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7), or (a)(8) promulgated under the Securities Act or a qualified institutional buyer as defined in Rule 144A(a) under the Securities Act.

    17.3        Notices. All notices, requests, consents, and other communications provided for in this agreement shall be in writing and shall be (i) delivered in person, (ii) transmitted by facsimile, (iii) sent by first-class, registered or certified mail, postage prepaid, or (iv) sent by reputable overnight courier service, fees prepaid, to the recipient at the address or facsimile number set forth below, or such other address or facsimile number in the United Kingdom or Israel as may hereafter be designated in writing by such recipient. Notices shall be deemed given upon personal delivery, seven days following deposit in the mail as set forth above, upon acknowledgment by the receiving facsimile or one day following deposit with an overnight courier service.

If to the Company, to it at:

c/o Ilana Martin LLM (Intl Bus Law) FCIS
Director
Company Law International Limited
Seven Gables House
30 Letchmore Road
Radlett, Herts
WD7 8HT, United Kingdom
Facsimile: +44- (0)1923 469174

With a copy to:
2060 Broadway, Suite 250
Boulder, Colorado, 80302
Facsimile: +1 303-417-9700
Attention: David Brunel

If to the Purchaser, to it at:

c/o Denton Wilde Sapte LLP
One Fleet Place London EC4M 7WS UK
Facsimile: +44 (0)20 7246 7777
Attention: Mr. Jeremy Cohen and to DWS ASP Limited

With a copy to:
8 Maskit Street
P.O. Box 2062
Herzliya 46120
Israel
Facsimile: 972-9-9526111
Attention: Chief Financial Officer and General Counsel

If to any of the Shareholders, to them at:

c/o Ilana Martin LLM (Intl Bus Law) FCIS
Director
Company Law International Limited
Seven Gables House
30 Letchmore Road
Radlett, Herts
WD7 8HT United Kingdom
Facsimile: +44- (0)1923 469174

Any claim form, application notice, judgment, orders or other notice of legal process relating to this Agreement may be served on a party at that party’s address for service and in the manner specified in this Clause.

    17.4        Fees and Expenses. Each party shall bear its or his own costs and expenses, including, without limitation, fees and disbursements of counsel, incurred in connection with this agreement and the transactions contemplated by this agreement.

    17.5        Amendment and Waiver. No amendment of any provision of this agreement shall be effective, unless it is in writing and signed by the party to be charged. Any failure of a party to comply with any provision of this agreement may only be waived in writing by the parties affected. No such waiver shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure by any party to take any action against any breach of this agreement or default by any other party shall constitute a waiver of that party’s right to enforce any provision of this agreement or to take any such action.

17.6 Counterparts. This agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one agreement.

17.7 Headings.The headings of the various sections of this agreement have been inserted for reference only and shall not be deemed to be a part of this agreement.

    17.8        Specific Performance. The parties acknowledge that money damages would not be a sufficient remedy for any breach of this agreement. Accordingly, the parties agree that they shall be entitled to specific performance and injunctive relief as remedies for any such breach, these remedies being in addition to any other remedies to which they may be entitled at law or equity.

17.9 Governing Law. This agreement shall be governed by and construed in accordance with English law.

    17.10        Consent to Jurisdiction. Any dispute arising out of or in connection with this agreement, except for the specific matters expressly referred to for expert determination as set forth in clauses 2.3 and 4.4, but including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the LCIA Rules, which rules are deemed to be incorporated by reference into this clause.

The number of arbitrators shall be one.

The seat, or legal place, of arbitration shall be London.

The language to be used in the arbitral proceedings shall be English.

    17.11        No Third Party Beneficiaries. Nothing in this agreement is intended or shall be construed to confer upon any person or entity other than the parties to this agreement and their successors or assigns any rights or remedies under or by reason of this agreement.

    17.12        Severability. If any provision of this agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the agreement shall remain in full force and effect and shall not be affected, impaired, or invalidated.

    17.13        Entire Agreement. This Agreement, and any other documents referred to in this Agreement (together the “Acquisition Documents”) set out the entire agreement between the parties relating to the sale and purchase of the Purchased Business. The Acquisition Documents supersede all previous agreements between the parties relating to the sale and purchase of the Purchased Business.

- signatures page to follow -

        IN WITNESS THE PARTIES HAVE SIGNED THIS PURCHASE AGREEMENT ON THE DATE AND YEAR FIRST ABOVE WRITTEN.

(1) BLUEPHOENIX SOLUTIONS LTD
              ________________________________
              Acting by:
                       Name: ________________
                       Title: _________________

      BLUEPHOENIX SOLUTIONS UK LTD
              ________________________________
              Acting by:
                       Name: ________________
                       Title: _________________

 (2) CODESTREAM SOLUTIONS LTD.
              ________________________________
              Acting by:
                       Name: ________________
Title: _________________

____________________ Acting By: Name: _____________________ Title: ______________________	(3) signed as a deed and delivered by Pine Street Investments II _____________________________ Acting By: Name: _________________ Title: __________________

(4) signed as a deed and delivered by Henry W Vandeveer

             ________________________________
             in the presence of:
             Signature of Witness: ________________
             Name of Witness: ___________________
             Address: ___________________________

 (5) David Brunel is a party to this agreement solely in his capacity as guarantor in respect of Pine Street Investments II pursuant to clause 16 below.
  signed as a deed and delivered by David Brunel

             ________________________________
             in the presence of:
             Signature of Witness: ________________
             Name of Witness: ___________________
Address: ___________________________